Exhibit 23.4

CONSENT OF THE INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Terex Corporation of our report dated October 20, 2011, relating to the consolidated financial statements of Demag Cranes AG for the year ended September 30, 2010 (which report expresses a qualified opinion and includes an explanatory paragraph relating to the presentation of comparative financial statements) appearing in Form 8-K/A of Terex Corporation filed on November 1, 2011, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.

Düsseldorf/Germany, October 31, 2012

DELOITTE & TOUCHE GmbH

Wirtschaftsprüfungsgesellschaft